Maine & Maritimes Announces Selection of Bank of America as Lead Bank

PRESQUE ISLE, ME -- 10/27/2005 -- Maine & Maritimes Corporation (AMEX: MAM) announced today changes in its banking relationships to facilitate the Company's operations and implementation of its growth strategy. "We are quite pleased with Bank of America's agreement to serve as our lead lending institution. As our new administrative agent and primary lender for both our regulated and unregulated operations, our decision to select Bank of America was based on their understanding of our businesses and growth strategy. We continue to be impressed by their thoroughness and willingness in working with our team to structure terms and conditions that meet the diverse needs of our various business segments," according to J. Nick Bayne, President & CEO of Maine & Maritimes Corporation.

As part of the overall banking relationship, MAM entered into a credit agreement with Bank of America, N.A. as the administrative agent and primary lender for a maximum of up to $4 million to be used as a revolving credit agreement and letters of credit. In addition, MAM's subsidiary, Maine Public Service Company ("MPS"), refinanced its existing line of credit and obtained an increase in the maximum from $6 million to $10 million. MPS is also working with Bank of America to become its new agent for the letters of credit that support their 1996 and 2000 Series Tax-Exempt bonds.

About Maine & Maritimes Corporation

Maine & Maritimes Corporation is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility; The Maricor Group, and its subsidiaries, The Maricor Group, Canada Ltd and The Maricor Group, New England, Inc., which are both building sciences firms providing consulting engineering, energy efficiency, asset development and facility lifecycle asset management services; Maricor Properties Ltd, its subsidiary Mecel Properties, Ltd and its joint venture subsidiary Maricor Ashford Ltd, which are Canadian real estate development and investment companies; and Maricor Technologies, Inc. a sustainable asset lifecycle and capital planning information technology based subsidiary. MAM's headquarters are in Presque Isle, Maine, and its subsidiaries maintain offices in Moncton and Saint John, New Brunswick, Canada; Halifax, Nova Scotia, Canada; Boston, Massachusetts, and Portland, Maine. MAM's corporate website is www.maineandmaritimes.com.

CONTACT:

Annette N. Arribas
VP, Investor Relations and Treasurer
Maine & Maritimes Corporation
Tel: 207.760.2402

Mike Randall
VP, Marketing, Communications and Government Relations
Maine & Maritimes Corporation
Tel: 506-852-7523